Exhibit 10.47

CONFIRMATION OF MUTUAL UNDERSTANDING

This Confirmation of Mutual Understanding is made on this 24th day of March, 2022 by and between Aikido Pharma Inc. (the “Company”) and the undersigned holders (each a “Warrant Holder”). Reference is made to those certain Common Stock Purchase Warrants (the “Warrants”) of the Company issued to each Warrant Holder (as designated assignees of H.C. Wainwright & Co., LLC) on March 10, 2020, April 15, 2020 and March 2, 2021. It recently came to the attention of the Company and the Warrant Holder that the Warrants contained a mutual mistake of fact in Section 3(d) of the Warrants relating to the definition of “Fundamental Transaction”. Clause (v) of the definition thereof references the existence of a Fundamental Transaction in the event that more than 50% of the “Common Stock” of the Company is acquired by a third party.  At the time of the issuance of the Warrants, the parties unintentionally omitted that the Company’s Series D Convertible Preferred Stock votes with the Common Stock on an as-converted basis. Both parties acknowledge and agree that the mutual intent of clause (v) of the definition of Fundamental Transaction in Section 3(d) of the Warrant is to include in such determination all voting power of the Company’s equity securities and not just the Common Stock. As such and in order to properly reflect the intent of the parties at the applicable times of issuance, the parties hereby acknowledge and confirm their mutual understanding that clause (v) of the definition of Fundamental Transaction in Section 3(d) of the Warrants is rectified, as if written on the date of applicable issuance date of each of the Warrants, as follows:

“the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the voting power of the Company’s outstanding equity securities, including with respect to the election of directors (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination)”

IN WITNESS WHEREOF, this Confirmation of Mutual Understanding is executed as of the date first set forth above.

AIKIDO PHARMA INC.	WARRANT HOLDERS

By:
Anthony Hayes, President and CEO